Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on the 1st day of February, 2011, by and among STAFFMD, INC., a Georgia corporation (“StaffMD”), JEFFREY E. SISK, an individual resident of the state of Florida and sole shareholder of StaffMD (“Shareholder”), GENERATION ZERO GROUP, INC., a Nevada corporation (“GNZR”), and MEDICALWORK, LLC, a Georgia limited liability company and wholly-owned subsidiary of GNZR (“MedicalWork”) (each a “Party” and collectively the “Parties”).  StaffMD and MedicalWork are hereinafter sometimes referred to individually as a “Constituent Entity” and together as the “Constituent Entities.”

W I T N E S S E T H:

WHEREAS, StaffMD is a corporation organized under the laws of the State of Georgia, having authorized capital stock consisting of One Hundred Thousand (100,000) shares of $1.00 par value stock (the “StaffMD Stock”), of which fifty (50) shares are issued and outstanding;

WHEREAS, GNZR is a corporation organized under the laws of the State of Nevada, having authorized capital stock consisting of (i) One Hundred Million (100,000,000) shares of $0.001 par value common stock (the “GNZR Common Stock”) of which 27,908,763 shares are issued and outstanding, (ii) One Thousand (1,000) shares of $0.001 par value Series A Preferred Stock, of which One Thousand (1,000) shares are issued and outstanding, and (iii) Ten Million (10,000,000) shares of $0.001 par value Series B Preferred Stock, of which no shares are issued and outstanding;

WHEREAS, MedicalWork is a limited liability company organized under the laws of the State of Georgia, and is a wholly-owned subsidiary of GNZR that is treated as a “disregarded entity” within the meaning of Section 1.368-2(b)(1)(i)(A) of the United States Treasury Regulations (the “Regulations”) promulgated under the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Boards of Directors of StaffMD and GNZR and the Board of Managers of MedicalWork have each deemed it advisable for the mutual benefit of the Constituent Entities and their respective shareholders and members that StaffMD be merged with and into MedicalWork (the “Merger”);

WHEREAS, the Parties intend that the Merger shall qualify as a reorganization under Section 368(a)(1)(A) of the Code and Section 1.368-2(b)(1) of the Regulations;

WHEREAS, the Merger of StaffMD into MedicalWork is permitted pursuant to Section 14-2-1109 of the Georgia Business Corporation Code (the “Georgia Code”) and Section 14-11-901 of the Georgia Limited Liability Company Act (the “Georgia Act”); and

WHEREAS, the Constituent Entities and GNZR have approved the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Code and the Georgia Act (and with respect to GNZR, Nevada law);

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1 Merger.  At the Effective Time (as defined in Section 1.4) and subject to the terms and conditions of this Agreement, StaffMD shall be merged into MedicalWork and the separate corporate existence of StaffMD shall thereupon cease, in accordance with the applicable provisions of the Georgia Code and the Georgia Act.   MedicalWork will be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) and will continue to be governed by the laws of the State of Georgia, and the separate existence of MedicalWork and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a limited liability company organized under the Georgia Act, will continue unaffected by the Merger.

1.2 Closing and Closing Date.  The closing of this Merger (the “Closing”) shall be held at the offices of GNZR on February 1, 2011, or at such other time and place upon which the Parties shall mutually agree (the “Closing Date”).

1.3 Closing Deliveries.

(a) Closing Deliveries of GNZR and MedicalWork.  At the Closing, GNZR and MedicalWork shall deliver (or cause to be delivered) to Shareholder:

(1) stock certificate(s) representing the Shares to be issued to Shareholder pursuant to Section 2.1(a) (which may be evidenced by an irrevocable direction to GNZR’s stock transfer agent to issue said share certificate(s));

(2) the cash payment described in Section 2.1(b);

(3) the Promissory Note described in Section 2.1(c), duly executed by GNZR;

(4) the Pledge Agreement described in Section 2.8, duly executed by GNZR;

(5) the Subordination Agreement described in Section 2.8, duly executed by the Senior Lender (as defined therein);

(6) the Amended and Restated Operating Agreement of MedicalWork described in Section 2.5, duly executed by GNZR;

(7) the Registration Rights Agreement described in Section 8.4, duly executed by GNZR;

(8) wire confirmation receipt or other evidence reasonably satisfactory to Shareholder or his legal counsel that GNZR has made the capital contribution to MedicalWork called for in Section 3.2(d); and

(9) a certificate executed by GNZR stating that each of the conditions to closing specified in Section 3.2 have been satisfied.

(b) Closing Deliveries of StaffMD and Shareholder. At the Closing, StaffMD and Shareholder shall deliver to GNZR and MedicalWork:

(1) stock certificate(s) representing the StaffMD Stock being surrendered by Shareholder pursuant to Section 2.2;

(2) the Subordination Agreement described in Section 2.8, duly executed by Shareholder; and

(3) a certificate executed by Shareholder stating that each of the conditions to closing specified in Section 3.1 have been satisfied.

1.4 Articles of Merger; Effective Time. As soon as practicable, the Constituent Entities will cause Articles of Merger (the “Articles of Merger”) to be filed with the office of the Secretary of State of the State of Georgia in accordance with the Georgia Code and the Georgia Act.  Subject to and in accordance with the laws of the State of Georgia, the Merger will become effective at the date and time the Articles of Merger are filed with the office of the Secretary of State of the State of Georgia (the “Effective Time”).

1.5 Effect of Merger.  The Merger shall have the effects specified in Section 14-2-1106 of the Georgia Code and Section 14-11-905 of the Georgia Act.  Without limiting the foregoing, upon the Effective Time of the Merger, the separate existence of StaffMD shall cease.  The Surviving Entity shall possess all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a limited liability organized under the laws of the State of Georgia.  The Surviving Entity shall possess all the rights, privileges, immunities and franchises, whether of a public or a private nature, of both of the Constituent Entities.  All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to both of the Constituent Entities shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed.  The title to any real estate, or any interest therein, vested in either of the Constituent Entities, shall not revert or be in any way impaired by reason of the Merger.  The Surviving Entity shall thenceforth be responsible and liable for all the liabilities and obligations of both of the Constituent Entities.  Any claims existing or actions or proceedings pending by or against either of the Constituent Entities may be prosecuted as if the Merger had not taken place, or the Surviving Entity may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by the Merger.

1.6 Approval.  This Agreement has been submitted to the shareholders and members of the Constituent Entities and GNZR for approval as required by the Georgia Code and the Georgia Act (and with respect to GNZR, Nevada law), and has been duly authorized and adopted by the requisite vote or written consents of such persons.  This Agreement shall be executed, and the Articles of Merger incorporating the terms of this Agreement, shall be filed and recorded as required by the laws of the State of Georgia as soon as practicable. The officers and/or managers of the Constituent Entities and GNZR are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger provided for herein.

1.7 Plan of Reorganization. The Constituent Entities hereby adopt this Agreement as their plan of reorganization pursuant to the provisions of Sections 368(a)(1)(A) of Code, to be effectuated in the manner herein set forth.

ARTICLE II
TERMS OF MERGER

2.1 Manner and Basis of Conversion of Shares of Stock.  Pursuant to this Agreement, at the Effective Time of the Merger and without any action on the part of the Shareholder, the outstanding shares of StaffMD Stock, all of which are held by the Shareholder, shall be converted into and become exchangeable for the following consideration:

(a) Six Million (6,000,000) shares of issued, fully paid and nonassessable GNZR Common Stock (the “Shares”);

(b) A cash payment at closing in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000), by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the Shareholder; and

(c) A secured, subordinated promissory note in the principal amount of Three Million Nine Hundred Fifty Thousand Dollars ($3,950,000.00), in the form attached hereto as Exhibit A, and as further described in Section 2.8 below (the (“Promissory Note”).

2.2 Surrender of StaffMD Stock Certificate(s).

(a) At the Closing, Shareholder shall make available the certificate(s) representing shares of StaffMD Stock required to effect the exchange referred to in Section 2.2(b) below.  Shares of GNZR Common Stock into which shares of StaffMD Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

(b) Upon surrender of StaffMD Stock certificate(s) for cancellation, the Shareholder shall be entitled to receive in exchange therefor a certificate representing the Shares, and the StaffMD Stock certificate(s) so surrendered shall forthwith be cancelled.

2.3 Ownership of Surviving Entity.  No additional membership interest in the Surviving Entity is being issued as a result of the Merger, and the membership interest in the Surviving Entity shall not be changed in any manner as a result of this Merger.

2.4 Articles of Organization.  The Articles of Organization of MedicalWork in effect as the Effective Time of Merger will remain the Articles of Organization of the Surviving Entity without any modification or amendment as a result of the Merger.

2.5 Operating Agreement.  At the Effective Time, the Amended and Restated Operating Agreement of MedicalWork in the form attached hereto as Exhibit B (the “Amended and Restated Operating Agreement”) shall become the Operating Agreement of the Surviving Entity.

2.6 Management of Surviving Entity.  Until removed or replaced as may be provided in the Amended and Restated Operating Agreement of the Surviving Entity, the Shareholder shall serve as the manager of the Surviving Entity following the Merger.

2.7 Service of Process.  The Surviving Entity may be served with process in the State of Georgia in any proceeding for enforcement of any obligation of StaffMD, as well as for enforcement of any obligation of the Surviving Entity arising from the Merger.

2.8 Provisions Relating to Promissory Note.  The Parties acknowledge and agree that the Promissory Note being issued to Shareholder in the Merger pursuant to Section 2.1(c):

(a)  shall be secured by all of the membership interest in MedicalWork, in accordance with that certain Pledge Agreement between GNZR and Shareholder in the form attached hereto as Exhibit C (the “Pledge Agreement”), and

(b) shall be subordinated to a senior secured promissory note in favor of Geronimo Property Trust, a Nevada trust (the “Senior Lender”) in the amount of $250,000.00, in the form attached hereto as Exhibit D (the “Senior Note), pursuant to that certain Subordination Agreement between Shareholder and Senior Lender in the form attached hereto as Exhibit E (the “Subordination Agreement”).

ARTICLE III
CONDITIONS TO CLOSING

3.1 Conditions to GNZR’s and MedicalWork’s Obligation to Consummate Merger. GNZR’s and MedicalWork’s obligations hereunder to consummate the Merger and other transactions contemplated hereby is subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived, in whole or in part, by GNZR in its sole discretion, and StaffMD shall use its best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of StaffMD contained in this Agreement (including the exhibits and schedules hereto) shall be true, complete and accurate in all material respects when made and on and as of the date hereof.  StaffMD shall have duly and properly performed, complied with and observed in all material respects its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing.

(b) Merger Permitted by Applicable Laws.  The Merger shall not be prohibited by any applicable law or governmental regulation and shall not subject GNZR or its affiliates to any tax (not otherwise expressly assumed by GNZR under this Agreement), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c) No Adverse Decision.  There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the Merger contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(d) Approvals and Consents.  StaffMD shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over StaffMD, its assets, this Agreement or the transactions contemplated hereby.

3.2 Conditions to Obligation of StaffMD and Shareholder to Consummate Merger.  The obligation of StaffMD and Shareholder to consummate the Merger and other transactions contemplated hereby is subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by StaffMD in its sole discretion, and GNZR shall use its best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of GNZR in this Agreement shall be true, complete and accurate in all material respects when made on and as of the Closing.  GNZR shall have duly and properly performed, complied with and observed in all material respects each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing.

(b) Merger Permitted by Applicable Laws.  The Merger shall not be prohibited by any applicable law or governmental regulation and shall not subject StaffMD or the Shareholder to any tax (other than income tax resulting from the consideration received in the Merger), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c) No Adverse Decision.  There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the Merger contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any transactions contemplated by this Agreement.

(d) Capital Contribution by GNZR.  GNZR shall have made a capital contribution of cash to MedicalWork in an amount of One Hundred Twenty-Five Thousand Dollars ($125,000), by wire transfer of immediately available funds to such bank account or accounts of MedicalWork as per written instructions of Shareholder in his capacity as sole manager of MedicalWork.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STAFFMD AND SHAREHOLDER

StaffMD and Shareholder each represents and warrants to GNZR and MedicalWork as follows:

4.1 Organization and Good Standing.  StaffMD is a corporation duly organized and validly existing under the laws of the State of Georgia.

4.2 Capitalization.  The entire authorized capital stock of StaffMD consists of One Hundred Thousand (100,000) shares of $1.00 par value stock, of which fifty (50) shares are issued and outstanding, all of which is owned of record and beneficially by the Shareholder.  No preemptive rights, rights of first refusal or similar rights exist with respect to the StaffMD Stock, and no such rights arise or become exercisable by virtue of or in connection with the Merger contemplated by this Agreement.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require StaffMD to issue, sell, or otherwise cause to become outstanding any of its capital stock.

4.3 Authority.  StaffMD has full authority or capacity to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which StaffMD is a party or by which StaffMD may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable StaffMD to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against StaffMD in accordance with its terms.

4.4 Title to Assets.

(a)  A list of the current Assets of StaffMD is attached hereto as Schedule 4.4 (the “Assets”). StaffMD has good and marketable title to all of the Assets and the full right and power to transfer the Assets.  The Assets are owned by StaffMD free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever; and the Surviving Entity will acquire good and valid title to the Assets free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever, except as may be created under this Agreement; and

(b) StaffMD has no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets.

(c) Notwithstanding the foregoing, the parties acknowledge that StaffMD has transferred certain of its assets to the Shareholder or affiliates of Shareholder within the last thirty (30) days; provided that none of such transferred assets are included among the Assets (as defined in subsection (a)).

4.5 Compliance With Law.  StaffMD is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its assets or properties are subject, which may have a material adverse affect as to the Assets.

4.6 Litigation.  To the knowledge of StaffMD there are no actions, suits, proceedings or investigations (including any purportedly on behalf of StaffMD) pending or, to the knowledge of StaffMD, threatened against or affecting StaffMD or the Assets; StaffMD is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign in connection with the Assets.  No inquiries have been made directly to StaffMD by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require StaffMD to undertake a course of action which would involve any expense in connection with the Assets.

4.7 No Untrue Representation or Warranty.  No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to GNZR by StaffMD pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact.

4.8 No Continuing Liability.  There is no condition or contract or agreement of any kind in existence prior to Closing that would give rise to any liability or an obligation to pay a third party any amount of funds or property related to StaffMD that would be payable by MedicalWork following the Closing and there are no accounts, trade payables or other liabilities (whether committed or accrued) of StaffMD that are continuing to MedicalWork after the Merger (excluding annual URL registration fees which are de minimus).

ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF GNZR AND MEDICALWORK

GNZR and MedicalWork each represents and warrants to StaffMD and Shareholder as follows:

5.1 Organization and Good Standing.  GNZR is a corporation duly organized and validly existing under the laws of the State of Nevada.  MedicalWork is a limited liability company duly organized and validly existing under the laws of the State of Georgia.

5.2 Authority.  GNZR and MedicalWork each have full authority or capacity to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which GNZR or MedicalWork is a party or by which GNZR or MedicalWork may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable GNZR or MedicalWork to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against GNZR and MedicalWork in accordance with its terms.

5.3 GNZR Relationship to MedicalWork.  GNZR owns 100% of the membership interest of MedicalWork.

5.4 Binding and Enforcability. This Agreement and the other documents and instruments delivered by GNZR and MedicalWork under Section 1.3 upon execution by GNZR and MedicalWork, will be binding and enforceable obligation against GNZR and MedicalWork in accordance with its terms in accordance with their terms and all requisite corporate action has been taken and all approvals received.

5.5 Shares.  The Shares issued pursuant to this Agreement have been authorized by all requisite corporate action.

5.6 No Untrue Representation or Warranty.  No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to StaffMD by GNZR pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

6.1  The Shareholder who will receive the Shares represents, acknowledges and warrants the following to GNZR, and agrees that such representations, acknowledgements and warranties shall be automatically reconfirmed on the Closing Date:

(a) Shareholder recognizes that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act,” or the “Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the 1933 Act or unless an exemption from registration is available.  Shareholder may not sell the Shares without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale.

(b) Shareholder acknowledges that he:

(1) is a “sophisticated investor”, and

(2) has had an opportunity to and in fact has thoroughly reviewed GNZR’s periodic report (Form 10-K and 10-Q) filings, current report filings (Form 8-K) and the audited and unaudited financial statements, risk factors, results of operations and related business disclosures described therein at http:///www. SEC. gov (“EDGAR”);  has had a reasonable opportunity to ask questions of and receive answers and to request additional relevant information from a person or persons acting on behalf of GNZR regarding such information; and has no pending questions as of the date of this Agreement;

(c) Shareholder has such knowledge and experience in financial and business matters such that Shareholder is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

(d) Shareholder recognizes that an investment in GNZR is a speculative venture and that the total amount of consideration tendered in connection with this Agreement is placed at the risk of the business and may be completely lost.  The ownership of the Shares as an investment involves special risks;

(e) Shareholder realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted unless Shareholder has liquid assets sufficient to assure that Shareholder can provide for current needs and possible personal contingencies;

(f) Shareholder confirms and represents that he is able (i) to bear the economic risk of the Shares, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of the Shares.  Shareholder also represents that he has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in the Shares;

(g) All information which Shareholder has provided to GNZR concerning such Shareholder’s financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to the Closing Date,  Shareholder will immediately provide GNZR with such information;

(h) Shareholder has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional, legal, tax and financial advisors, the suitability of an investment in the Shares for his particular tax and financial situation and his advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for him;

(i) Shareholder has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Shareholder’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

(j) Shareholder understands that the Shares are being offered to him in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that GNZR is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of Shareholder to acquire the Shares. All information which Shareholder has provided to GNZR concerning the undersigned’s financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to acceptance of this Agreement by GNZR, the undersigned will immediately provide GNZR with such information; and

(k) Shareholder understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

ARTICLE VII
CONFIDENTIALITY

7.1 Each of the Parties will hold confidential all information (the “Confidential Information”) pertaining to the Assets or the other Parties that is not currently in the public domain.

7.2 Confidential Information will not include the following:

(a) Information generally known in the respective industry of StaffMD.

(b) Information that enters the public domain through no fault of StaffMD.

(c) Information that is independently created by StaffMD without direct or indirect use of information obtained during the course of negotiations for this Agreement (other than information included in the Assets, which shall become the property of GNZR following the Closing).

(d) Information that is rightfully obtained by StaffMD from a third party who has the right to transfer or disclose the information.

7.3 The confidentiality restrictions in this Agreement will continue to apply after the Closing Date of this Agreement without any limit in time.

ARTICLE VIII
COVENANTS OF THE PARTIES

8.1 Further Assurances.  Each of the Parties agrees that, at any time after the Closing, upon the request of a Party, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required to carry out the Merger and the other transactions contemplated herein.

8.2 Cooperation.  The Parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing, and each Party shall maintain and make available to the other Parties upon request all corporate, tax and other records required or requested in connection with such matters.

8.3 Tax Reporting.  The Parties agree to report this transaction as a reorganization under the provisions of Section 368(a)(1)(A) of the Code and file income tax returns consistent therewith.

8.4 Registration Rights.  GNZR agrees that Shareholder shall have piggy back registration rights on any Registration Statement filed by GNZR of any affiliate thereof, in accordance with that certain Registration Rights Agreement attached hereto as Exhibit F (the “Registration Rights Agreement”). Shareholder’s registration rights shall be limited to the extent the registration relates to a financing or other transaction in which the transaction or financing will not be able to occur if Shareholder registers its Shares.  In all cases, Shareholder shall agree to reasonable lock-up provisions in the event of registration if required by financing sources or parties to a transaction giving rise to the registration statement. Such lock-up provisions may relate to periods of time or a portion of the registered Shares being subject to a lock-up agreement.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1 Survival of Covenants, Representations and Warranties.  All representations and warranties and covenants of the Parties set forth in this Agreement shall survive and remain in effect for one (1) year following the Closing.  Each of the Parties shall be entitled to rely upon the representations and warranties, without any obligation of independent verification and to enforce any remedies available to it for a breach of the representations, warranties or covenants at any time.

9.2 Indemnity Against Claims.

(a) Indemnification by StaffMD and Shareholder. StaffMD and Shareholder hereby jointly and severally agrees to indemnify and hold GNZR, its members, managers, officers, directors, partners, employees, attorneys, affiliates and assigns (collectively the “GNZR Indemnified Parties”), harmless from and against the following:

(1) Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the GNZR Indemnified Parties (whether awarded against the GNZR Indemnified Parties or paid by the GNZR Indemnified Parties in settlement of a claim as provided in Section 9.2 or otherwise suffered), (A) incurred or created prior to the Closing or resulting from any action taken by StaffMD prior to the Closing, or (B), resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of StaffMD contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by StaffMD to GNZR pursuant hereto; and

(2) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(b) Indemnification by GNZR.  GNZR hereby agrees to indemnify and hold Shareholder, StaffMD, its officers, directors, employees, attorneys, affiliates and assigns (collectively the “StaffMD Indemnified Parties” and collectively with the GNZR Indemnified Parties, the “Indemnified Parties”), harmless from and against the following:

(1) Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the StaffMD Indemnified Parties (whether awarded against the StaffMD Indemnified Parties or paid by the StaffMD Indemnified Parties in settlement of a claim as provided in Section 9.2 or otherwise suffered), (A) incurred or created subsequent to the Closing or resulting from any action taken by GNZR subsequent to or prior to the Closing, or (B) resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of GNZR contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by GNZR or MedicalWork pursuant hereto; and

(2) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(c) Calculation of Amount. The amount of any loss subject to indemnification hereunder shall be calculated net of any amounts which have been previously recovered by the Indemnified Parties under insurance policies or other collateral sources, and the Indemnified Parties hereby covenant that they will not release any such collateral sources from any obligations they may have.  In the event any such insurance proceeds or other payments are not received before any claim for indemnification is paid pursuant to this Agreement, then the Indemnified Parties shall have the right (but not the obligation) to exclusively pursue such collateral sources, provided they do so with reasonable diligence, and in the event they receive any recovery, then the amount of such recovery shall be applied first to reimburse the Indemnified Party for their out of pocket expenses expended in pursuing such recovery, second to refund any payment made which would not have been paid had such recovery from the collateral source been obtained prior to such payment, and third, any excess to the Indemnified Parties.

9.3 Notice of Claim, Assumption of Defense and Settlement of Claims.

(a) Any person entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (an “Indemnification Notice”) in accordance with Section 9.3 hereof to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnitee against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known.  A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim.  Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnitee, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim.  After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this ARTICLE IX (the “Damages”), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee’s reasonably estimated cost of the defense thereof, if applicable (hereinafter the “Estimated Defense Costs”)) and the Indemnifying party shall promptly reimburse the Indemnitee for the Damages for which the Indemnitee has incurred and not been indemnified.

(b) With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:

(1) Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnifying Party may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnifying Party.  In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in Section 9.3(b)(2), be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee after the date thereof, in connection with such defense.  The Indemnitee shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.

(2) Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in Section 9.3(b)(1), or in the event the Indemnifying Party ceases to conduct such defense, the Indemnified Party may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.

(3) Failure by the Indemnifying Party to notify the Indemnitee of its election to defend any such action within 30 days of receipt of the Indemnification Notice shall be deemed a waiver by the Indemnifying Party of its right to defend such action.  If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.

(4) The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of the Indemnitee shall be required if the judgment or proposed settlement (A) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon the Indemnitee, (B) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim or litigation, and (C) does not by its terms attribute liability to the Indemnitee.

(5) In no event will the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(6) The Indemnitee will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder.  Such cooperation shall include (A) providing the Indemnifying Party and its counsel access to all books and records of the Indemnitee to the extent reasonably related to such proceeding, (B) furnishing information about the Indemnitee to the Indemnifying Party and their counsel, (C) making employees available to counsel to the Indemnifying Party, and (D) preserving the existence of and maintaining all books and records of the Indemnitee or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

9.4 Remedies Cumulative.  The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

ARTICLE X
GENERAL PROVISIONS

10.1 Modification.  This Agreement and the exhibits and schedules annexed hereto contain the entire agreement between the Parties hereto and (a) there are no agreements, warranties or representations which are not set forth herein and (b) all prior negotiations, agreements and understandings are superseded hereby.  This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the Parties hereto.

10.2 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Georgia applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.  The Parties hereby irrevocably consent and submit to the jurisdiction of any State or Federal court located in Fulton County, Georgia over any action or proceeding arising out of any dispute between or among the Parties, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction.  Each Party further irrevocably consents to the service of process against them in any such action or proceeding by the delivery of a copy of such process at the address set forth above.

10.3 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered:  (a) personally; (b) by facsimile transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered:  (i) personally, upon such service or delivery; (ii) if sent by facsimile transmission, on the day so transmitted, if the sender calls to confirm that such notice has been received by facsimile and has a printed report which indicates that such transmission was, in fact, sent to the facsimile number indicated below; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail.  In each instance, such notice, request, demand or other communications shall be addressed as follows:

(a)	in the case of StaffMD or Shareholder:

Jeffrey E. Sisk
199 Daisy Street
Homosassa, FL 34446
Phone: (352) 212 0403
Fax: (352) 382-1748

with a copy to:

Friedman, Dever & Merlin, LLC
Attn:  Sheldon E. Friedman, Esq
5555 Glenridge Connector, N.E.
Suite 925, Glenridge Highlands One
Atlanta, GA 30342
Phone: (404) 236-8604
Fax:  (404) 236-8601

(b)	in the case of GNZR or MedicalWork:

Generation Zero Group, Inc.
Attn: M. Krieg
180 Allen Road
Suite 105N
Atlanta, GA 30328
Phone: (770) 450-0007
Fax: (713) 524-4122

with a copy to:

The Loev Law Firm, PC
Attn: David M. Loev, Esq.
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Phone: (713) 524-4110
Fax: (713) 524-4122

or to such other address or to such other person as GNZR, or StaffMD or Shareholder, shall have last designated by written notice given as herein provided.

10.4 Binding Effect; Assignment.  This Agreement shall be binding upon the Parties and inure to the benefit of the successors and assigns of the respective Parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any Party without the prior written consent of  the other Parties hereto.

10.5 Counterparts; Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

10.6 Section Headings.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

10.7 Transaction Expenses.  Each Party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

10.8 Waiver.  The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

10.9 No Agency.  This Agreement shall not constitute any Party the legal representative or agent of the other Parties, nor shall any Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other Parties.

10.10 Severability of Invalid Provision.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, term sheets, understandings and negotiations, written or oral, with respect to such subject matter.

10.12 Remedies.  The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

10.13 Construction of Terms. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and “hereunder” are references to this Agreement, taken as a whole; the term “includes” or “including” shall mean “including, without limitation;” the word “or” is not exclusive; and references to a “Section,” “subsection,” “clause,” “Exhibit,” “Appendix,” “Schedule,” “Annex” or “Attachment” shall mean a Section, subsection, clause, Exhibit, Appendix, Schedule, Annex or Attachment of this Agreement, as the case may be, unless in any such case the context requires otherwise. Exhibits, Appendices, Schedules, Annexes or Attachments to any document shall be deemed incorporated by reference in such document. All references to or definitions of an+y agreement, instrument or other document (a) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (b) except as otherwise expressly provided, shall mean such agreement, instrument or document, or replacement or predecessor thereto, as modified, amended, supplemented and restated through the date as of which such reference is made. All references to a law, regulation or ordinance include any amendment or modification thereof. The singular shall include the plural and the masculine shall include the feminine, and vice versa. References to “days” shall mean calendar days.

10.14 Intepretation. Each Party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be applied in the interpretation of this Agreement to favor any Party against the others.

10.15 Gender and Plural Terms.  The singular shall include the plural where indicated by the context and all words and personal pronouns relating thereto shall be read and construed so as to give them proper meaning  within the context in which they are used.

[Signatures begin next page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement the day and date first above written.

GNZR: Generation Zero Group, Inc. By: _________________________ Matthew D. Krieg Chief Executive Officer SHAREHOLDER: /s/ Jeffrey E. Sisk Jeffrey E. Sisk Sole Shareholder of StaffMD

STAFFMD:

StaffMD, Inc.

By: /s/ Jeffrey E. Sisk
      Jeffrey E. Sisk
      Chief Executive Officer

MEDICALWORK :

MedicalWork, LLC

By :  Generation Zero Group, Inc.
          sole member

          By :_______________________
                  Matthew D. Krieg
                  Chief Executive Officer

SCHEDULE 4.4

ASSETS

The following internet domain names, intellectual property and technology is owned by StaffMD:

(i)           Technical documentation reflecting technology, source code, specifications and design, know how, trade secrets, confidential business information, research and development, pricing and cost information and business and marketing plans and proposals, relating to the Assets and all documentary evidence thereof, if any, including without limitation the technical information incorporated in such documentation; and

(ii)           To the extent that intellectual property is entered in pertinent patent, copyright and trademark registers or offices, to the full extent permitted by law, all related files in StaffMD’s direct and indirect possession and all documents, certificates and declarations necessary to enable MedicalWork to register such intellectual property in its name; and

(iii)           All service contracts related to the operations of the technology as they relate to any and all interest StaffMD has in and to www.physicianwork.com, if any, and all other domain names, if any; and

(iv)           The internet domain names:

alliedhealthwork.com
alliedhealthwork.net
alliedhealthwork.org
anwork.com
badgework.com
bankingwork.com
bankingwork.net
bankingwork.org
bankwork.com
bankwork.net
bankwork.org
blindcv.com
clinicwork.com
dentistwork.com
dentistwork.net
doctorwork.com
doctorwork.net
doctorwork.org
fpwork.com
j1md.com

locumtenenswork.com
locumtenenswork.net
locumtenenswork.org
MedCapades.com
MedCapades.net
MedCapades.org
MedCapades.mobi
MedCapades.us
MedCapades.co
MedCapades.me
MedCapades.biz
mdplacement.com
mdtemp.com
medicalwork.com
medicalwork.org
medicinework.net
pedwork.com
physicianjobs.com
physiciansurvey.com
physiciansurvey.net
physiciansurvey.org
physicianwork.biz
physicianwork.com
physicianwork.info
physicianwork.net
physicianwork.org
practicework.com
radstaffmd.com
rnwork.com
rnwork.net
rnwork.org
rxwork.com
rxwork.net
rxwork.org
skinwork.com
staffdoc.com
staffmd.com
staffmd.net
staffmd.org
staffphysician.com
staffphysicians.com
tempmd.com